www.casipharmaceuticals.com

Exhibit 99.1

CASI PHARMACEUTICALS, RECEIVES NASDAQ DEFICIENCY NOTICE

ROCKVILLE, MD., and BEIJING (January 3, 2022) CASI Pharmaceuticals, Inc. (Nasdaq: CASI), a U.S. biopharmaceutical company focused on developing and commercializing innovative therapeutics and pharmaceutical products, today announced that on December 30, 2021 CASI received a deficiency letter from the Listing Qualifications Department (the “Staff”) of the Nasdaq Stock Market (“Nasdaq”) notifying CASI that, for the previous 30 consecutive business days, the bid price of CASI’s common stock had closed below the minimum $1.00 per share requirement for continued inclusion on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”).

The Nasdaq deficiency letter has no immediate effect on the listing of CASI’s common stock on the Nasdaq Capital Market.

In accordance with Nasdaq Listing Rule 5810(c)(3)(A) (the “Compliance Period Rule”), CASI has been provided an initial period of 180 calendar days, or until June 28, 2022 (the “Compliance Date”), to regain compliance with the Bid Price Rule. If, at any time before the Compliance Date, the bid price for CASI’s common stock closes at $1.00 or more per share for a minimum of 10 consecutive business days, as required under the Compliance Period Rule, the Staff will provide written notification to CASI that it complies with the Bid Price Rule, unless the Staff exercises its discretion to extend this 10-day period pursuant to Nasdaq Listing Rule 5810(c)(3)(H).

If CASI does not regain compliance with the Bid Price Rule by the Compliance Date, CASI may be eligible for an additional 180 calendar day compliance period (the “Second Compliance Period”). To qualify, CASI would need to meet the continued listing requirement for the market value of publicly held shares and all other initial listing standards of the Nasdaq Capital Market, with the exception of the Bid Price Rule, and provide written notice to the Staff of its intention to cure the deficiency during the Second Compliance Period by effecting a reverse stock split, if necessary.

However, if CASI does not regain compliance with the Bid Price Rule by the Compliance Date and it appears to the Staff that CASI will not be able to regain compliance with the Bid Price Rule during the Second Compliance Period, or CASI is otherwise not eligible for the Second Compliance Period, then Nasdaq will provide notice to CASI that CASI’s common stock will be subject to delisting. At that time, CASI may appeal the Staff’s delisting determination to a Nasdaq Listing Qualifications Panel (the “Panel”). CASI expects that its common stock would remain listed pending the Panel’s decision. There can be no assurance that, if CASI does appeal the Staff’s delisting determination to the Panel, such appeal would be successful.

CASI intends to actively monitor the closing bid price of its common stock between now and the Compliance Date and will consider available options, including a reverse stock split. In order to make available the option of a reverse stock split, CASI may submit a reverse stock split proposal to its stockholders at a special meeting of stockholders or its next annual meeting of stockholders. However, there can be no assurance that the reverse stock split will be approved or that CASI will be able to regain compliance with the Bid Price Rule.

About CASI Pharmaceuticals

CASI Pharmaceuticals, Inc. is a U.S. biopharmaceutical company focused on developing and commercializing innovative therapeutics and pharmaceutical products in China, the United States, and throughout the world. The Company is focused on acquiring, developing and commercializing products that augment its hematology oncology therapeutic focus as well as other areas of unmet medical need. The Company intends to execute its plan to become a leader by launching medicines in the greater China market leveraging the Company’s China-based regulatory and commercial competencies and its global drug development expertise. The Company’s operations in China are conducted through its wholly-owned subsidiary, CASI Pharmaceuticals (China) Co., Ltd., which is located in Beijing, China. The Company has built a commercial team of more than 100 hematology oncology sales and marketing specialists based in China. More information on CASI is available at www.casipharmaceuticals.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, revenue growth, strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and we assume no duty to update forward-looking statements. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Actual results could differ materially from those currently anticipated due to a number of factors.

COMPANY CONTACT: CASI Pharmaceuticals, Inc. 240.864.2643 ir@casipharmaceuticals.com	INVESTOR CONTACT: Bob Ai Solebury Trout 646-389-6658 bai@soleburytrout.com

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